[CIDCO LETTERHEAD]

FOR IMMEDIATE RELEASE

CIDCO TICKER SYMBOL CHANGES DUE TO DELAY IN FILING QUARTERLY REPORT

MORGAN HILL, Calif., May 29, 2001—Cidco, Inc. (NASDAQ:CDCO) today announced that in accordance with Nasdaq Stock Market rules, the ticker symbol for the Company’s common stock has been changed to CDCOE. The additional fifth character was added by Nasdaq due to Cidco’s delay in the filing of its quarterly report on Form 10-Q for the period ended March 31, 2001. Cidco has postponed the filing of its Form 10-Q pending the conclusion of the Company’s investigation of accounting issues. The change in the ticker symbol is based upon Marketplace Rule 4310(c)(14) which requires timely filing of all annual and quarterly SEC reports.

In addition, as a result of the delay in the filing of the Form 10-Q, the Company received a notice from Nasdaq indicating that its securities will be delisted on May 31, 2001. The Company has requested a hearing before the Nasdaq Listing Qualifications Panel to appeal the Nasdaq delisting determination. There can be no assurance that the Panel will grant Cidco’s request for continued listing; however, pending the outcome of this hearing, Cidco’s securities will continue to be listed on Nasdaq under the ticker symbol CDCOE.

About Cidco

Cidco Inc. is a worldwide leader in personal Internet communications products and services that enable consumers to communicate simply and easily over the Internet. Cidco introduced its first Internet appliance in 1998, and now provides a family of portable, affordable, easy-to-use devices that make e-mail and other Internet-based information readily available to consumers. The Company is headquartered in Morgan Hill, Calif., at the south end of Silicon Valley. For additional information, visit www.CIDCO.com or call (408) 779-1162.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements or predictions, including statements regarding risks related to results of an ongoing internal accounting inquiry by the Company. In many cases, forward-looking statements can be identified by terminology such as “may,” “intends,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. These statements represent our judgment as of this date and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. Potential risks and uncertainties include, without limitation, the results of the Company’s internal accounting inquiry, determination of the Nasdaq Listing Qualifications Panel, or any other directives by regulatory or self-regulatory organizations. These and other factors are discussed in more depth in CIDCO Inc. filings with the SEC, copies of which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. CIDCO is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY CONTACT: Richard Kent Chief Financial Officer 408-779-1162	MEDIA CONTACT: Don King Bates Churchill Investor Relations 713-267-7280 dking@batesww.com